Exhibit 10.1

AVANEX CORPORATION

RESTRICTED STOCK AGREEMENT

Avanex Corporation (the “Company”) hereby grants you, [NAME] (the “Grantee”), a grant of Restricted Stock under the Company’s 1998 Stock Plan (the “Plan”). The date of this Agreement is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Total Number of Shares of Restricted Stock:	[NUMBER]

Purchase Price per Share:	$0.001

Total Purchase Price	$[PRICE] (payable in past services rendered to the Company)

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement and the Plan. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY SHARES.

AVANEX CORPORATION	GRANTEE

By:
Title:	[Name]

APPENDIX A

TERMS AND CONDITIONS OF COMMON STOCK

1. Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $0.001, equal to the par value of the Shares (as defined below), payable in past services rendered to the Company, an award of [                    ] shares of restricted stock (the “Shares”) on the Grant Date, subject to all of the terms and conditions in this Agreement and the Plan.

2. Vesting Schedule. One hundred percent (100%) of the Shares shall be vested as of the Grant Date.

3. Representations of Grantee. Grantee acknowledges that Grantee has received, read and understood the Plan and this Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee. After such issuance, recordation and delivery, the Grantee shall have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such Shares.

5. Tax Consultation. Grantee understands that Grantee may receive tax consequences as a result of the receipt or disposition of the Shares. Grantee represents that Grantee has consulted with any tax consultants Grantee deems advisable in connection with the purchase or disposition of the Shares and that Grantee is not relying on the Company for any tax advice.

6. No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as a Service Provider for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s right to terminate the Grantee’s relationship as a Service Provider at any time, with or without cause.

7. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 40919 Encyclopedia Circle, Fremont, California 94538, or at such other address as the Company may hereafter designate in writing.

8. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

9. Conditions for Issuance of Certificates for Shares. The Shares deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any State or Federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any State or Federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Shares as the Administrator may establish from time to time for reasons of administrative convenience.

10. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

11. Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Grantee, the Company and all other persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

12. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

13. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

14. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and Grantee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

15. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

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